FOR IMMEDIATE RELEASE

FERRO CORPORATION PROVIDES THIRD QUARTER 2005 EARNINGS ESTIMATE

CLEVELAND, Ohio – November 9, 2005 – Ferro Corporation (NYSE:FOE) today announced preliminary results for the third quarter.

Preliminary Results

Net sales for the quarter ended September 30, 2005 are expected to be approximately $455 million with net income from continuing operations expected to be in the range of $3.3 to $4.0 million. Earnings per share from continuing operations are expected to be in the range of $0.07 to $0.09 on a diluted share basis. The results include after-tax charges, primarily related to the previously reported accounting investigation, of $2.5 million, or approximately $0.06 per diluted share.

While estimated revenues are at the upper end of the Company’s prior guidance, the third quarter 2005 earnings estimate is below expectations, primarily due to a lower than anticipated consolidated gross margin. The Company estimates the gross margin for the third quarter will be approximately 20.5%, a decline of 1.1 points versus the second quarter of 2005. While a decline in the gross margin was expected, certain items associated with planned seasonal plant shutdowns, including lower manufacturing absorption and higher maintenance expenses, caused manufacturing costs to exceed forecasted levels. Production levels and absorption rates were lower than expected, as inventory reductions surpassed the Company forecast. Increases in utility costs, primarily natural gas, also adversely affected the gross margin, as did an unfavorable sales mix in the color and glass and electronic materials businesses. In light of the gross margin decline, the Company has implemented additional price increases and cost reduction actions.

In addition, the Company estimates that the effective tax rate in the third quarter will be higher than prior guidance further adversely affecting the earnings estimate. Expected selling, general and administrative expenses continue to run at reduced levels, partially offsetting the lower gross margin and higher tax rate.

Strong cash flow from operations enabled the Company to make $25 million in cash contributions to its pension plans without increasing debt.

Third Quarter Earning Release Schedule

The Company also announced that the third quarter earnings release and conference call would be delayed until early December. This delay is needed to allow the Company’s financial staff to focus on activities related to its restatement efforts, following the previously announced completion of the independent accounting investigation. The Company expects to be able to file audited and quarterly financial statements for 2004 later this year.

Cautionary Note on Forward-Looking Statements

The financial information referred to in this release has not been audited. Pending completion of the restatement process, it is possible that additional adjustments of previously-reported financial results could be identified.

In addition, certain statements contained in this press release and in future filings with the Securities and Exchange Commission reflect the Company’s expectations with respect to future performance and may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks and other factors concerning the Company’s operations and business environment, which are difficult to predict and are beyond the control of the Company. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements, and that could adversely affect the Company’s future financial performance, include the following:

•	The possible outcomes of additional reviews associated with the restatement process and the external financial audit process that could result in additional adjustments to the financial results;

•	The possible delisting of the Company’s common stock from trading on the New York Stock Exchange if the Company’s audited annual financial statements for fiscal year 2004 are not filed with the Securities and Exchange Commission by December 31, 2005, or such later date up to March 31, 2006, as the NYSE may permit;

•	Current and future economic conditions in the United States and worldwide, including continuing economic uncertainties in some or all of the Company’s major product markets;

•	Changes in customer requirements, markets or industries Ferro serves;

•	Changes in the prices of major raw materials or sources of energy;

•	Escalation in the cost of providing employee health care and pension benefits;

•	Risks related to fluctuating currency rates, changing legal, tax and regulatory requirements that affect the Company’s businesses and changing social and political conditions in the many countries in which the Company operates;

•	Political or economic instability as a result of acts of war, terrorism or otherwise;

•	Access to capital, primarily in the United States capital markets, and any restrictions placed on Ferro by current or future financing arrangements; and

•	The outcome of class action lawsuits against the Company.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on the Company’s business, financial condition and results of operations.

About Ferro Corporation

Ferro Corporation is a major international producer of performance materials for industry, including coatings and performance chemicals. The Company has operations in 20 countries and reported sales of approximately $1.8 billion in 2004. For more information on Ferro, visit the Company’s Web site at http://www.ferro.com/ or contact Tom Gannon, 216-875-6205.

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